Exhibit 99.1

CONTACT:

VIVUS, Inc.	Investor Relations:	The Trout Group
Timothy E. Morris		Brian Korb
Chief Financial Officer		bkorb@troutgroup.com
morris@vivus.com		646-494-6061

VIVUS Reports Third Quarter and First Nine Months 2012 Financial Results

MOUNTAIN VIEW, Calif., November 6, 2012 — VIVUS, Inc. (NASDAQ: VVUS), a biopharmaceutical company dedicated to the development and commercialization of novel therapeutic products, today reported its financial results for the third quarter and nine months ended September 30, 2012.

On September 17, 2012, we announced the U.S. market availability of Qsymia™ and, later that week, we formally introduced Qsymia to healthcare professionals at The Obesity Society’s Annual Scientific Meeting in San Antonio, Texas. We launched Qsymia in September for distribution to eligible patients through the home delivery networks of two pharmacies, CVS Pharmacy and Walgreens. Since then we have expanded the distribution of Qsymia to include the home delivery networks of Express Scripts and a large closed model health maintenance organization, or HMO.

“The U.S. commercial launch of Qsymia marks the beginning of a new era in the treatment of obesity,” stated Leland Wilson, chief executive officer of VIVUS. “We look forward to continuing to introduce Qsymia to healthcare professionals and, ultimately, bringing this drug to those afflicted with this serious disease.”

Third Quarter Financial Results

For the third quarter, we recognized net product revenues of $41,000 from prescriptions shipped from certified pharmacies to patients.  Given the lack of history in selling Qsymia, VIVUS will recognize revenue on the sell-through method, that is, revenue is recognized as prescriptions are shipped to patients.  We obtain the prescription shipment data directly from the pharmacies to determine the amount of revenue to recognize.  We will continue to recognize revenue for Qsymia based upon prescription sell-through until we have sufficient historical information to reliably estimate product returns from our certified pharmacies.

VIVUS, Inc. 1172 Castro Street, Mountain View, CA 94040 Tel 650-934-5200   Fax 650-934-5389  www.vivus.com

For the three months ended September 30, 2012, VIVUS reported a net loss of $40.4 million, or $0.40 per share, as compared to a loss of $8.6 million, or $0.10 per share, for the same period last year. The increase in net loss is primarily attributable to increased selling, general and administrative expenses related to pre-commercialization and commercialization activities for Qsymia. In addition, research and development expenses increased due to the start-up costs associated with the post-approval studies for Qsymia and STENDRA™.

First Nine Months Financial Results

Net loss for the first nine months of 2012 is $83.2 million, or $0.85 per share, as compared to a loss of $34.7 million, or $0.42 per share, for the same period in 2011. The increase is primarily due to higher selling, general and administrative expenses incurred for the Qsymia launch.

Qsymia Regulatory Update

On October 17, 2012, we submitted an amendment to the Risk Evaluation and Mitigation Strategy, or REMS, for Qsymia proposing a REMS modification that would allow us to dispense Qsymia through select retail pharmacies to increase access while meeting all requirements of the REMS. The REMS modification was made at the mutual request of VIVUS and the United States Food and Drug Administration, or FDA, as documented in the FDA approval letter.

On December 17, 2010, we filed a Marketing Authorization Application, or MAA, with the European Medicines Agency, or EMA, to market Qsymia in the European Union, or EU, for the treatment of obesity. The approved trade name for Qsymia in the EU is Qsiva™. On October 18, 2012, we received the formal opinion from the EMA’s Committee for Medicinal Products for Human Use, or CHMP, recommending against approval of the MAA for Qsiva in the EU due to concerns over the potential cardiovascular and central nervous system effects associated with long-term use, teratogenic potential and use by patients for whom Qsiva would not have been indicated. We have notified the CHMP that we will appeal this opinion and request a re-examination of the decision by the CHMP. If approved upon CHMP’s re-examination, we intend to commercialize Qsiva in the EU through a collaboration arrangement with a third party. We also intend to seek approval for Qsymia in other territories outside the United States and EU, and we intend to commercialize Qsymia in territories where we obtain approval through collaboration agreements with third parties.

About Qsymia

Qsymia was approved with a REMS with the goal of informing prescribers and patients of reproductive potential about an increased risk of orofacial clefts in infants exposed to Qsymia during the first trimester of pregnancy, the importance of pregnancy prevention for females of reproductive potential receiving Qsymia, and the need to discontinue Qsymia immediately if pregnancy occurs. The Qsymia REMS program includes a Medication Guide, Healthcare Provider training, distribution through certified home delivery pharmacies, implementation system and a time table for assessments.

Qsymia is indicated as an adjunct to a reduced-calorie diet and increased physical activity for chronic weight management in adult patients with an initial body mass index, or BMI, of 30 kg/m2 or greater (obese), or 27 kg/m2 or greater (overweight) in the presence of at least one weight-related comorbidity such as hypertension, type 2 diabetes mellitus, or dyslipidemia.  The effect of Qsymia on cardiovascular morbidity and mortality has not been established.  The safety and effectiveness of Qsymia in combination with other products intended for weight loss, including prescription and over-the-counter drugs and herbal preparations, have not been established.

Qsymia can cause fetal harm. Data from pregnancy registries and epidemiology studies indicate that a fetus exposed to topiramate, a component of Qsymia, in the first trimester of pregnancy has an increased risk of oral clefts (cleft lip with or without cleft palate).  Qsymia must not be used by women who are pregnant; by patients with eye problems (glaucoma); by patients who have been told they have an overactive thyroid; by patients taking a type of anti-depressant called MAOI; or by patients who are allergic to phentermine, topiramate, or any of the ingredients in Qsymia.  The most common side effects seen in Qsymia clinical studies were tingling in the hands and feet, dizziness, change in taste, trouble sleeping, constipation, and dry mouth.

For more information about Qsymia, go to www.Qsymia.com or for full prescribing information go to http://www.vivus.com/docs/QsymiaPI.pdf.

About STENDRA

Our drug, STENDRA (avanafil), was approved by the FDA on April 27, 2012 for the treatment of erectile dysfunction, or ED. STENDRA is a phosphodiesterase 5, or PDE5, inhibitor indicated for the treatment of ED.

In March 2012, we submitted and the European Medicines Agency, or EMA, accepted our Marketing Authorization Application, or MAA, for avanafil. The approved trade name for STENDRA in the EU is SPEDRA™. In July 2012, we received the Day 120 List of Questions from the EMA. The Day 120 List of Questions covers a broad range of topics including, without limitation, questions relating to clinical relevance in certain populations as well as questions regarding drug-drug interaction and pharmacokinetics. We are in the process of preparing our response to the CHMP.

Avanafil is licensed from Mitsubishi Tanabe Pharma Corporation, or MTPC. VIVUS has development and commercial rights to avanafil for the treatment of sexual dysfunction worldwide with the exception of certain Asian Pacific Rim countries. Through collaboration arrangements with third parties, we intend to commercialize STENDRA in the United States and, if approved, in the EU and other territories outside the United States.

Administration of STENDRA with any form of organic nitrates, either regularly and/or intermittently, is contraindicated.  STENDRA is contraindicated in patients with a known hypersensitivity to any component of the tablet. The most common adverse reactions include headache, flushing, nasal congestion, nasopharyngitis, and back pain.

For more information about STENDRA, go to www.STENDRA.com  or for full prescribing information go to http://www.stendra.com/assets/pdf/STENDRA-avanafil-tablets-full-PI.pdf.

Note to Investors

As previously announced, VIVUS will hold a conference call and an audio webcast to discuss the third quarter financial results today, November 6, 2012, beginning at 8:45 a.m. Eastern Time. Investors can listen to this call by dialing 1-877-359-2916 and outside the U.S. 224-357-2386. A webcast replay will be available for 30 days and can be accessed at http://ir.vivus.com/.

About VIVUS

VIVUS is a biopharmaceutical company commercializing and developing innovative, next-generation therapies to address unmet needs in obesity, sleep apnea, diabetes and sexual health for U.S., Europe and other world markets. Qsymia is also in phase 2 clinical development for the treatment of type 2 diabetes and obstructive sleep apnea.  For more information about the company, please visit www.vivus.com.

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimate,” “expect,” “intend,” “likely,” “may,” “plan,” “potential,” “predict,” “opportunity” and “should,” among others. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, our lack of commercial experience with Qsymia in the U.S.; the timing of initiation and completion of the clinical studies required as part of the approval of Qsymia by the United States Food and Drug Administration, or FDA; the response from the FDA to the data that VIVUS will submit relating to post-approval clinical studies; the impact of the indicated uses and contraindications contained in the Qsymia label and the REMS requirements; the impact of distribution of Qsymia through a certified pharmacy network; whether or not the FDA approves our amendment to the REMS for Qsymia, which, if approved, would allow dispensing through select retail pharmacies to increase access while meeting all requirements of the REMS; that we may be required to provide further analysis of previously submitted clinical trial data; our appeal of the negative opinion of the European Medicines Agency’s, or EMA, Committee for Medicinal Products for Human Use, or CHMP, for the Marketing Authorization Application, or MAA, for Qsymia; our ability to successfully commercialize or establish a marketing partnership for avanafil, which will be marketed in the U.S. under the name STENDRA, or the ability of our partners to maintain regulatory approvals to manufacture and adequately supply our products to meet demand; our history of losses and variable quarterly results; substantial competition; risks related to the failure to protect our intellectual property and litigation in which we may become involved; uncertainties of government or third party payer reimbursement; our reliance on sole source suppliers; our limited sales and marketing and manufacturing experience; our reliance on third parties and our collaborative partners; our failure to continue to develop innovative investigational drug candidates and drugs; risks related to the failure to obtain FDA or foreign authority clearances or approvals and noncompliance with FDA or foreign authority regulations; our ability to demonstrate through clinical testing the safety and effectiveness of our investigational drug candidates; the timing of initiation and completion of clinical trials and submissions to foreign authorities; the volatility and liquidity of the financial markets; our liquidity and capital resources; and our expected future revenues, operations and expenditures. As with any pharmaceutical in development, there are significant risks in the development, the regulatory approval, and commercialization of new products. There are no guarantees that our products will receive regulatory approval outside the United States for any indication or prove to be commercially successful. VIVUS does not undertake an obligation to update or revise any forward-looking statements. Investors should read the risk factors set forth in VIVUS’ Form 10-K for the year ending December 31, 2011, and periodic reports filed with the Securities and Exchange Commission.

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VIVUS, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30	September 30	September 30	September 30
	2012	2011	2012	2011

Revenue:
Net product revenue	$41	$—	$41	$—

Operating expenses:
Cost of goods sold	4	—	4	—
Research and development	9,300	3,738	24,307	19,253
Selling, general and administrative	31,269	5,203	59,351	15,934

Total operating expenses	40,573	8,941	83,662	35,187

Loss from operations	(40,532)	(8,941)	(83,621)	(35,187)

Interest and other income, net	59	132	130	210

Loss from continuing operations before income taxes	(40,473)	(8,809)	(83,491)	(34,977)

Provision for income taxes	(3)	(3)	(13)	(6)

Loss from continuing operations	(40,476)	(8,812)	(83,504)	(34,983)

Income from discontinued operations	80	185	282	306

Net loss	$(40,396)	$(8,627)	$(83,222)	$(34,677)

Basic and diluted net loss per share:
Continuing operations	$(0.40)	$(0.10)	$(0.85)	$(0.42)
Discontinued operations	—	—	—	—
Net loss per share	$(0.40)	$(0.10)	$(0.85)	$(0.42)

Shares used in per share computation:
Basic and diluted	100,438	84,818	97,505	82,866

VIVUS, Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	September 30	December 31
	2012	2011*
	(unaudited)
Current assets:
Cash and cash equivalents	$62,274	$39,554
Available-for-sale securities	212,204	107,282
Accounts receivable, net	516	—
Inventories	14,650	3,107
Prepaid expenses and other assets	17,437	1,793
Total current assets	307,081	151,736
Property and equipment, net	1,419	320
Total assets	$308,500	$152,056

Current liabilities:
Accounts payable	$22,772	$2,940
Accrued and other liabilities	11,208	6,392
Current liabilities of discontinued operations	518	1,640
Total current liabilities	34,498	10,972

Commitments and contingencies

Stockholders’ equity:
Common stock and additional paid-in capital	703,452	487,324
Accumulated other comprehensive income	37	25
Accumulated deficit	(429,487)	(346,265)
Total stockholders’ equity	274,002	141,084
Total liabilities and stockholders’ equity	$308,500	$152,056

*The Condensed Consolidated Balance Sheet at December 31, 2011 has been derived from our audited financial statements as of that date.